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Exhibit 7

HQ/CS/CL.24B/9429
21 October 2002

Sir,

                  Sub :    VSNL COMMITTEE FINALISES TTSL INVESTMENT

      I am forwarding the press release issued today by VSNL regarding the captioned subject.

Thanking you,

Yours faithfully,
For VIDESH SANCHAR NIGAM LIMITED


Rishabh Nath Aditya
Assistant Company Secretary

      1) Security Code 23624, The Stock Exchange, Mumbai, Corporate Relationship Department, 1st Floor, New Trading Ring, Rotunda Building, Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400
            001. Fax No.(22) 2722061, 2721072.

      2) The Secretary, Madras Stock Exchange Limited, Post Box No.183, 11, Second Line Beach, Chennai - 600 001. Fax No.(44) 524 48 97.

      3) Security Code 32149, The Secretary, Calcutta Stock Exchange Assn. Ltd, 7, Lyons Range, Calcutta - 700 001. Fax No.(33) 220 25 14/28 37
            24.

      4) Security Code 22064, The Secretary, Delhi Stock Exchange Assn. Limited, 3/1, Asaf Ali Road, New Delhi - 110 002. Fax No.(11) 329 21 81.

      5) Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited, Capital Market - Listing, Exchange Plaza, Bandra Kurla Complex, Bandra (E), Mumbai - 400 051.Fax Nos. : (22) 6598237/38.

      6) National Securities Depository Ltd., Trade World, 4th Floor, Kamala Mills Compound, Senapati Bapat Marg, Lower Parel, Mumbai - 400 013. Fax Nos. : 497 29 93.

      7) Mr. Anish Kumar, The Bank of New York, Express Towers, 13th Floor, Nariman Point, Mumbai - 400 021. Fax No.204 49 42.

      8) Head Office : M/s. Sharepro Services, Satam Estate, 3rd Floor,Above Bank of Baroda, Chakala, Andheri (E), Mumbai - 400 099 Ph. 821 5168 / 820 2108 / 820 2114, FAX 837 5646

      9) Ms.Caroline Yap, Managing Director, International Client Services, New York Stock Exchange. No. :+1 2126565071

      10) Shri Hitendra Patil, Vice President (Operations) Central Depository Services (India) Limited Phiroze Jee Jee Bhoy Towers, Dalal Street, Mumbai - 400 023. Fax : 267 3199

      11)   Mr.A.K. Gupta, DGM(FA), for SEC filing requirements, Fax 1162.
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                   [VIDESH SANCHAR NIGAM LIMITED LETTERHEAD]

                                                         Press Release No. 17/02
                                                        Mumbai, October 21, 2002


VSNL COMMITTEE FINALISES TTSL INVESTMENT

The VSNL Board had constituted a Committee to go into the modalities of the VSNL investment in Tata Teleservices Limited (TTSL) as approved by the Board in its meeting held on May 28, 2002. The Committee has completed its deliberations. After examining additional opportunities, the Committee re-affirmed the viability of the investment in TTSL, and placed its findings before the Board at its meeting on October 21, 2002.

The Committee has decided that VSNL's equity contribution over a 7 year period would be Rs.835.80 crore. An amount of Rs.636.80 crore will disbursed over the first 4 years, with the remaining amounts to be disbursed as per a time table and mode to be decided mutually between TTSL and VSNL.

The Committee decided that VSNL's investment should be at 19.9% so as to not have to consolidate the accounts of TTSL into its own books. It had appointed ICICI Securities (I-Sec) to do an independent valuation of TTSL and based on their report as well as that of other valuations done by TTSL, decided that the investment would be at par.

                                                                  (DR.G.C.BANIK)
                                                      CHIEF GENERAL MANAGER (PR)

Copy forwarded to : BSE/The News Editor/Correspondents of various newspapers and news agencies / PIB/ Doordarshan/ AIR/ for favour of kind coverage.